Amended Effective July 1, 2015

MUTUAL FUND SERVICES AGREEMENT

SCHEDULE A

TO THE MUTUAL FUND SERVICES AGREEMENT BETWEEN
CUTLER TRUST
AND
ULTIMUS FUND SOLUTIONS, LLC

FUND PORTFOLIOS

Cutler Equity Fund
Cutler Income Fund
Cutler Emerging Markets Fund